U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

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                                            2. Date of Event      4.  Issuer Name and Ticker or Trading Symbol
1. Name and Address of Reporting Person    Requiring Statement
                                            (Month/Day/Year)      The issuer name is Vector Holdings Corporation and its trading
  Carlucci   Gino                                                  symbol on the OTC Bulletin Board system is VCTH.
                                            February 28, 2003
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   (Last)   (First)   (Middle)              3. IRS or Social      5.  Relationship of Reporting Person to Issuer  6. If Amendment,
                                             Security Number                       (Check all applicable)          Date of Original
                                            of Reporting Person                                                    (Month/Day/Year)
  1959 S. Power Road, Bldg. 103, Suite 158      (Voluntary)             X      Director             10% Owner
-------------------------------------------                             X      Officer              Other (Specify
              (Street)                                                     (give title below)              below)

                                                                  Mr. Carlucci has been appointed as President and a
 Mesa     Arizona    85206                                        Director of Vector Holdings Corporation.
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(City)    (State)    (Zip)                                     Table I - Non-Derivative Securities Beneficially Owned


                              2. Amount of Securities Beneficially      3. Ownership Form:      4. Nature of Indirect Beneficial
    1. Title of Security                      Owned                        Direct (D) or                      Ownership
          (Instr. 4)                        (Instr. 4)                     Indirect (I)                       (Instr. 5)
                                                                            (Instr. 5)
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         Common Stock                           0
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Reminder:  Report on a separate line for each class of securities beneficially
owned directly or indirectly.                                             (Over)
(Print or Type Responses)                                        SEC 1473 (8-92)
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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of Derivative Security 2. Date Exer-   3.Title and Amount of Securities  4. Conversion or  5.Ownership 6. Nature of Indirect
  (Instr. 4)                     cisable and     Underlying Derivative Security  Exercise Price of    Form of   Beneficial Ownership
                                Expiration Date               (Instr. 4)            Derivative      Derivative       (Instr. 5)
                               (Month/Day/Year)                                      Security        Security:
                               --------------------------------------------------                  Direct(D) or
                               Date     Expira-                        Amount or                   Indirect (I)
                               Exer-     tion          Title           Number of                    (Instr. 5)
                               cisable   Date                           Shares
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
Explanation of Responses:




                                        /s/ Gino Carlucci      March 6, 2003
                                        -----------------      -----------------
                                      **Gino Carlucci           Date

** Intention misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

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                                                                 SEC 1473 (8-92)
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